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                                                                       EXHIBIT 5

                              SHACK & SIEGEL, P.C.
                                530 FIFTH AVENUE
                            NEW YORK, NEW YORK 10036
                                 (212) 782-0700

                                                                   July 16, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re: WMS Industries Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to WMS Industries Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the "Registration Statement") registering the sale of 3,500,000 shares, or 4,025,000 shares if the Underwriters' overallotment option is exercised in full (the "Shares"), of the Company's common stock, par value $.50 per share (the "Common Stock").

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:
(i) the Registration Statement; (ii) the Company's Restated Certificate of Incorporation, as amended; (iii) the Company's amended and restated Bylaws; (iv) proceedings of the Board of Directors of the Company; and (v) such other documents as we have considered necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the sale and issuance of the Shares has been duly authorized and that such Shares, assuming full payment therefor, when issued and delivered, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the reference made to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. Please note that shareholders of this firm hold, in the aggregate, 7,585 shares of Common Stock and options to purchase an aggregate of 30,000 shares.

The law covered by the opinions expressed in this letter is limited to the corporate laws of the State of Delaware.

                                          Very truly yours,

                                          SHACK & SIEGEL, P.C.

                                          By:     /s/ JEFFREY N. SIEGEL
                                            ------------------------------------
                                                     Jeffrey N. Siegel